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                                                                  EXHIBIT 99.4

                                   SQA, INC.
                          ONE BURLINGTON WOODS DRIVE
                        BURLINGTON, MASSACHUSETTS 01803

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 26, 1997

TO THE STOCKHOLDERS OF SQA, INC.

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "SQA Meeting") of SQA, Inc., a Delaware corporation ("SQA"), will be held at the offices of Testa, Hurwitz & Thibeault, LLP, located at High Street Tower, 125 High Street, Boston, Massachusetts, 02110 on February 26, 1997, at 12:00 p.m., local time, to consider and vote upon the following matters:

    1. Approval and adoption of the Agreement and Plan of Reorganization (the "Agreement") dated November 12, 1996, among Rational Software Corporation, a Delaware corporation ("Rational"), Sunshine Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Rational ("Merger Sub"), and SQA, pursuant to which, among other matters (i) Merger Sub will be merged with and into SQA (the "Merger"), (ii) each share of Common Stock, $0.01 per share of SQA ("SQA Common Stock"), will be converted into the right to receive, and become exchangeable for, 0.86 (the "Exchange Ratio") shares of Common Stock, $0.01 per share, of Rational ("Combined Company Common Stock" immediately following the Merger) and (iii) each outstanding option or right to purchase SQA Common Stock under the SQA stock options plans, the SQA stock purchase plan or outstanding warrants will be assumed by Rational and will become an option or right to purchase Combined Company Common Stock, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof based on the Exchange Ratio.

    2. Such other matters as may properly come before the SQA Meeting or any postponements or adjournments of the SQA Meeting.

  The proposal relating to the Merger is described more fully in the accompanying Prospectus/Joint Proxy Statement. Stockholders of record as of the close of business on January , 1997 will be entitled to notice of, and to vote at, the SQA Meeting and any adjournments or postponements thereof.

  All stockholders are cordially invited to attend the meeting in person.

                                          By Order of the Board of Directors

                                          William J. Schnoor, Jr.
                                          Secretary

Burlington, Massachusetts
January  , 1997

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.